Exhibit 10.1

Zevra Therapeutics, Inc.

Tenth Amended and Restated

Non-Employee Director Compensation Policy

Effective: February 15, 2025

Each member of the board of directors (the “Board”) of Zevra Therapeutics, Inc. (the “Company”) who is not also an employee of the Company or any subsidiary of the Company shall be entitled to the following compensation for service on the Board and its committees:

Cash Compensation

Cash compensation shall be paid in the following annual amounts. Payments shall be made in quarterly installments in arrears on the last day of each calendar quarter in which service occurred and shall be prorated as appropriate for a director who does not serve for the full quarter. For the avoidance of doubt, the cash compensation set forth below shall apply for the entire quarter in which the policy becomes effective.

1.	Annual Board Service Retainer:
a.	All non-employee directors: $45,000
b.	Chair of the Board, if not an employee (for the avoidance of doubt, in lieu of (and not in addition to the retainer for all non-employee directors)): $95,000
c.	Lead independent director, if any (in addition to the retainer for all non-employee directors): $15,000
2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $7,500
c.	Member of the Nominating and Corporate Governance Committee: $5,000
3.	Annual Committee Chair Service Retainer, which amounts are, for the avoidance of doubt, in lieu of (and not in addition to) the amounts set forth in Section 2 above:
a.	Chair of the Audit Committee: $22,500
b.	Chair of the Compensation Committee: $15,000
c.	Chair of the Nominating and Corporate Governance Committee: $12,500

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2014 Equity Incentive Plan, or, as the case may be, any successor equity incentive plan approved by the stockholders of the Company (in each case, as amended and/or restated, the “Plan”). All stock options granted under this policy will be nonqualified stock options using the Company’s standard form of Nonqualified Stock Option Agreement under the Plan, with an exercise price per share equal to the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

Annual Grant:  On the date of each annual stockholders meeting of the Company, each director who continues to serve as a non-employee member of the Board following such stockholders meeting will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 30,000 shares of common stock (the “Annual Grant”). The stock options will vest and become exercisable in full on the earlier of (1) the first anniversary of the grant date, (2) the date that is one day prior to the first annual stockholders meeting occurring after the grant date or (3) immediately prior to a “Change in Control” as defined in the Plan, subject in each case to the director’s continued service on such vesting date.

New Director Grant:  At beginning of the first term of each non-employee member of the Board, each such non-employee member of the Board will automatically, without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 45,000 shares of common stock (the “New Director Grant”).  Such New Director Grant will be made on the first day of each new director’s first term and will vest and become exercisable as follows: (1) in three equal installments on the each of the dates that are one day prior to the first three annual stockholder meetings occurring after the grant date, or (2) immediately prior to a Change in Control, subject in each case to the director’s continued service on such vesting date.